CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Form 10SB, of our report dated November 16, 2004, relating to the financial statements of Getting Ready Corporation, and to the reference to our firm under the caption "Experts" in the Form 10.

/s/ Pender Newkirk & Company
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Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
June 23, 2005